EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

FOR IMMEDIATE RELEASE

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven/Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2008 FOURTH QUARTER AND YEAR END RESULTS

CHATTANOOGA, Tennessee, March 11, 2009 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2008.
For the fourth quarter of 2008, net sales were $61.9 million, compared to $84.5 million in the fourth quarter of 2007.  Net income in the fourth quarter of 2008 was $696,000, or $0.06 per diluted share, compared to net income of $2.5 million, or $0.21 per diluted share, in the prior year period.
Gross profit for the fourth quarter of 2008 was $8.9 million, or 14.4% of net sales, compared to $11.1 million, or 13.1% of net sales, in the fourth quarter of 2007.
For the fourth quarter of 2008, selling, general and administrative expenses were $6.9 million versus $6.5 million in the prior year period.
Interest expense in the fourth quarter of 2008 decreased to $195,000 from $780,000 in the fourth quarter of 2007, primarily due to decreases in interest on chassis purchases together with interest on distributor floor plan financing as well as lower debt levels and lower interest rates.  Total debt under the Company’s credit facility at December 31, 2008 was approximately $2.1 million, down from $2.5 million at September 30, 2008 and $3.5 million at December 31, 2007.
Other income and expense related to foreign currency transaction gains and losses was a loss of $725,000 in the fourth quarter of 2008 compared to a gain of $53,000 in the fourth quarter of 2007.

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MILLER INDUSTRIES REPORTS 2008 FOURTH QUARTER AND	PAGE 2
YEAR END RESULTS

For the 2008 full-year period, net sales were $271.0 million, compared to $400.0 million in the prior year period.  The Company reported net income of $3.6 million, or $0.31 per diluted share, for the 2008 full-year period, compared to net income for the 2007 full-year period of $16.3 million, or $1.40 per diluted share. Other income and expense related to foreign currency transaction gains and losses was a loss of $678,000 for the full year of 2008 compared to a $291,000 gain for 2007.
Jeffrey I. Badgley, President and Co-CEO of the Company, stated, “Our performance in the fourth quarter reflects our continued focus on cost control, which allowed us to achieve profitability despite the unprecedented economic environment. Sales declined during the quarter as a result of the economic crisis and its continuing impact on spending by our customers. In addition, the product mix contributed to the increased margins at these lower sales levels during the quarter as compared to last quarter and last year.”
Mr. Badgley added, “During the quarter, we continued to adjust production to meet the current demand for our products. We were able to generate positive cash flow from operations as a result of these initiatives and also further improve the overall efficiency of our business. The steps we have taken should better position us for the eventual rebound in our markets. We will continue to carefully monitor demand levels and adjust accordingly.”
Mr. Badgley concluded, “Order intake remained weak in the quarter and continues to be soft thus far in 2009, reflecting the uncertainty regarding overall economic conditions. We are fortunate to be operating from a position of financial strength that will allow us to successfully navigate through these tough economic times and maintain our position as the industry leader.  Although we have limited visibility in the current environment, we have a long history of managing our business through all market conditions, and will continue to take the necessary steps to maintain our standing as the world’s largest manufacturer of towing and recovery equipment.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, March 12, 2009, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=56645

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MILLER INDUSTRIES REPORTS 2008 FOURTH QUARTER AND	PAGE 3
YEAR END RESULTS

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through March 19, 2009.  The replay number is (877) 344-7529, Passcode 421744.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and market conditions, the risks related to the general economic health of our customers and their access to capital and credit to fund purchases, changes in fuel and other transportation costs, the cyclical nature of our industry, our dependence on outside suppliers of raw materials, changes in the cost of aluminum, steel and related raw materials, and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
			%			%
	2008	2007	Change	2008	2007	Change
NET SALES	$61,918	$84,512	-26.7%	$270,989	$400,032	-32.3%

COSTS AND EXPENSES:

COST OF OPERATIONS	53,007	73,400	-27.8%	237,362	343,885	-31.0%

SELLING, GENERAL AND	6,861	6,487	5.8%	25,940	27,396	-5.3%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	195	780	-75.0%	1,241	3,392	-63.4%

OTHER (INCOME) EXPENSE	725	(53)	N/A	678	(291)	N/A

TOTAL COSTS AND EXPENSES	60,788	80,614	-24.6%	265,221	374,382	-29.2%

INCOME BEFORE INCOME TAXES	1,130	3,898	-71.0%	5,768	25,650	-77.5%

INCOME TAX PROVISION	434	1,433	-69.7%	2,182	9,319	-76.6%

NET INCOME	$696	$2,465	-71.8%	$3,586	$16,331	-78.0%

BASIC INCOME PER COMMON SHARE	$0.06	$0.21	-71.4%	$0.31	$1.41	-78.0%

DILUTED INCOME PER COMMON SHARE	$0.06	$0.21	-71.4%	$0.31	$1.40	-77.9%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,594	11,588	0.1%	11,594	11,556	0.3%
DILUTED	11,622	11,644	-0.2%	11,656	11,655	0.0%